Exhibit 99.1

November 15, 2013

To Our Valued Business Partners:

After yesterday morning’s press release regarding the restatement of financial results, we received several questions from you regarding the Company’s plans to repay its borrowings under its credit facility. Currently, these borrowings aggregate $70 million and are due on May 30, 2014. We believe we have several possible avenues potentially available to us to meet this obligation, including the sale of some of our holding company assets and operating assets, as well as the possibility of raising additional capital.

Because applicable accounting rules require that there be a binding commitment for such sales of assets and raising of capital to meet the required liquidity test, we were required to include in the release the statement that “there is substantial doubt about the Company’s ability to continue as a going concern.” Even after the reserve strengthening and goodwill impairment in the second quarter that we have previously disclosed, our shareholders’ equity and consolidated surplus as of June 30, 2013, were $579 million and $493 million, respectively. Accordingly, we believe we will be able to meet all of our obligations, including to our policyholders as well as to our lenders.

Given the heightened sense of interest and concern regarding our second quarter earnings release and our recent disclosures, I wanted to provide you with this additional explanation. You deserve this clarification. It is our belief that but for the current absence of a binding commitment with respect to potential asset sales or capital raising, the proceeds of which would be used to repay the debt obligations, we would not be subject to the “going concern” qualification.

Since we announced the delay in our second quarter earnings in August, we at Tower have been deeply appreciative of the loyalty and support that all of you have shown us. Our Board of Directors and the senior management team have been working diligently on developing a plan to address the current situation. In addition to filing our second and third quarter financial statements, we continue to work on specific action steps that we will be taking to address this situation.

Until we have addressed the current situation, I personally plan to take a much more proactive approach to reach out to all of you to communicate further. Once again, we appreciate your support.

Best regards,

/s/ Michael H. Lee

Michael H. Lee

Chairman, President and Chief Executive Officer